Exhibit 99.1

“Amendment to the Company’s Articles of Incorporation adopted May 27, 2014.”

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
COLONY BANKCORP, INC.

In accordance with the provisions of O.C.G.A. § 14-2-1006, regarding the amending of a corporation’s Articles of Incorporation, Colony Bankcorp, Inc. (Company) files these Articles of Amendment to its Articles of Incorporation, such filing being submitted in duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State of Georgia for an amendment to its Articles of Incorporation, as amended.

1.	The name of the Company is Colony Bankcorp, Inc.

2.            The Board of Directors of the Company on February 18, 2014, unanimously adopted a resolution adding a new paragraph 11 to the Articles of Incorporation, which reads as follows:

“11.

In discharging their duties, and in determining what is believed to be in the best interests of Colony Bankcorp, Inc., the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any action on Colony Bankcorp, Inc. or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of Colony Bankcorp, Inc. and its subsidiaries, the communities in which offices or other establishments of Colony Bankcorp, Inc. and its subsidiaries are located, and all other factors that such directors consider pertinent. This paragraph grants solely discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.”

3.            This Amendment was approved by the shareholders of the Company by a majority vote of the shares entitled to vote at the Annual Meeting of the shareholders of the Company on May 27, 2014, and in accordance with O.C.G.A. § 14-2-1003.

4.            This Amendment to the Articles of Incorporation of Colony Bankcorp, Inc. shall be effective immediately upon its filing with the office of the Secretary of State for the State of Georgia.

[Signature Appears on Following Page.]

IN WITNESS WHEREOF, Colony Bankcorp, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

COLONY BANKCORP, INC.

By:
Terry L. Hester

Title:	Secretary

[CORPORATE SEAL]